STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

ALPINE 4 AUTOMOTIVE TECHNOLOGIES LTD.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

See Attachment A

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30 day of JUNE, 2014.

By: [signature]
Authorized Officer

Title: CHAIRMAN AND PRESIDENT

Name: RICHARD BATTAGLINI
Print or Type

ATTACHMENT A

FOURTH: The total number of shares of authorized shares which the corporation is authorized to issue is 500,000,000 shares of common stock having par value of $0.000100 per share and 5,000,000 shares of preferred stock having par value of $0.000100 per share. The number of authorized shares of preferred stock or common stock may be raised by the affirmative vote of the holders of a majority of outstanding shares of the proportion entitled to vote theron.

(X) ______________________________